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                                                                  EXHIBIT (c)(4)
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                            STERLING SOFTWARE, INC.
                              300 Crescent Court
                                  Suite 1200
                              Dallas, Texas 75201

                                 July 7, 1999


Information Advantage, Inc.
7905 Golden Triangle Drive, Suite 190
Eden Prairie, Minnesota 55344-7227
Attn:  Larry J. Ford, President & Chief Executive Officer

     Re:  Potential Acquisition Transaction
          ---------------------------------

Gentlemen:

     This letter is to confirm certain agreements we have reached regarding the potential acquisition (the "Potential Acquisition") by Sterling Software, Inc. ("Sterling Software") of Information Advantage, Inc. ("Company"). As a material inducement to Sterling Software's continuation of negotiations with Company with respect to the terms and conditions of the Potential Acquisition, and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.   Exclusivity Period:  Upon the execution of this letter agreement and
          -------------------
continuing until the earlier of (a) 5:00 p.m. Dallas time on July 22, 1999 and
(b) the execution of a definitive agreement governing the terms and conditions of the Potential Acquisition (such period, the "Exclusivity Period"), Company shall, and shall cause its subsidiaries and all of its or their affiliates, officers, directors, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney or accountant retained by Company or any of its subsidiaries or affiliates) to, discontinue any solicitation efforts, discussions or negotiations with respect to any Acquisition Proposal (as hereinafter defined) with any person or entity other than Sterling Software. During the Exclusivity Period, Company shall not, and shall not authorize or permit any of its subsidiaries or any of its or their affiliates, officers, directors, employees, agents or representatives (including without limitations any investment banker, financial advisor, attorney or accountant retained by Company or any of its subsidiaries or affiliates) to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries, any expression of interest or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal. For purposes of this letter agreement, "Acquisition Proposal" means an inquiry, offer, proposal or other indication of interest (other than the Potential Acquisition) regarding any of the following matters involving Company: (i) any merger, consolidation, share exchange, tender or exchange offer, recapitalization, business combination or other similar transaction; (ii) any acquisitions of voting stock or other securities issued by Company or any of its subsidiaries, (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or any substantial portion of the assets of Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; or (iv) any proposal, plan or intention to do any of the foregoing or any agreement in principle or other agreement to engage in any of the foregoing.

                                     C-4-1
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Information Advantage, Inc.
July 7, 1999
Page 2

     2.   Certain Obligations Only on Definitive Agreement. No agreement
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providing for the Potential Acquisition shall be deemed to exist unless and until definitive documentation providing therefor has been executed and delivered by Sterling Software and Company (and/or any other appropriate party or parties thereto). Unless and until such definitive documentation concerning a Potential Acquisition has been executed, neither Sterling Software nor any of our representatives will have any liability to Company with respect to a Potential Acquisition, whether by virtue of this letter agreement or otherwise.

     3.   General Provisions.  No failure or delay in exercising any right
          -------------------
hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. This letter agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns, although neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent may be withheld in the sole and absolute discretion of such other party. Money damages would not be a sufficient remedy for any breach or violation of the terms of this letter agreement and, accordingly, Sterling Software or Company, as the case may be, shall be entitled to specific performance and injunctive relief as remedies for any breach or violation, in addition to all other remedies available at law or equity. This letter agreement may not be amended except by virtue of a written instrument executed by both of the parties hereto. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.



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                                     C-4-2
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Information Advantage, Inc.
July 7, 1999
Page 3

     Please sign and return one copy of this letter agreement to evidence your acceptance of and agreement to the foregoing, whereupon this letter agreement will become the binding obligation of each of the undersigned subject to the terms hereof.

                                    Very truly yours,

                                    STERLING SOFTWARE, INC.



                                    By:/s/ Don J. McDermett, Jr.
                                       -------------------------------------
                                         Don J. McDermett, Jr.,
                                         Senior Vice President and General
                                         Counsel




Accepted and agreed to as of
the date first written above:

INFORMATION ADVANTAGE, INC.



By:/s/ Larry J. Ford
   ----------------------------------------
     Larry J. Ford,
     President & Chief Executive Officer

                                     C-4-3